SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


 FORM 8-K


Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) February 4, 1997



                    Vanguard Airlines, Inc.
       (Exact name of registrant as specified in its charter)



 Delaware                        0-27034                   48-1149290
 (State or other                (Commission          (I.R.S. Employer
  jurisdiction of                 File Number)         Identification No.)
  incorporation)


 30 N.W. Rome Circle, Mezzanine Level, Kansas City International Airport, Kansas City, Missouri 64153
 (Address of principal executive offices including zip code)



 Registrant's telephone number, including area code (816) 243-2100




                                                  Page 1 of 4
                                                  Exhibit at Page 4

Item 5. Other Events.


On February 4, 1997, Kenneth J. Wagnon and Sharol Rasberry resigned from their positions as board members of Vanguard Airlines, Inc. (the "Company"). The Board of Directors will consider whether to fill the vacancies on the Board created by Mr. Wagnon's and Ms. Rasberry's resignation.

The Company issued a press release on February 5, 1997, announcing the resignation of Kenneth J. Wagnon and Sharol Rasberry as board members, a copy of which is attached hereto as Exhibit A.

                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Kansas City, State of Missouri, on February 4, 1997.


                              VANGUARD AIRLINES, INC.


                               /s/ John P. Tague
                              John P. Tague
                               Chairman of the Board, President and Chief
                               Executive Officer

                           EXHIBIT A


                         NEWS RELEASE





          30 NW Rome Circle                                 February 5, 1997
          Kansas City International Airport
          Kansas City, MO 64153
          (816) 243-2100

For Immediate Release                   Contact: Randy Smith
                                        816) 243-2113

 KENNETH J. WAGNON AND SHAROL RASBERRY RESIGNS FROM
VANGUARD AIRLINES' BOARD OF DIRECTORS

Kansas City, MO---February 5, 1997---Vanguard Airlines, Inc. (the "Company") (OTC:VNGD)announced today that board members Kenneth J. Wagnon and Sharol Rasberry resigned as of February 4, 1997 from the Board of Directors. Mr. Wagnon and Ms Rasberry resigned due to time constraints and other business obligations. The Board will consider whether to fill the vacancies on the Board.

John P. Tague, Chairman, Chief Executive Officer and President of Vanguard said,"Mr.Wagnon and Ms. Rasberry have provided invaluable support and service to the Company, and we will miss their contributions."

Ken Wagnon, who has been on the Company's Board of Directors since formation, said "I continue to be an ardent supporter of Vanguard and will be available to offer any assistance the Company may require."

Vanguard Airlines, which began service in December 1994 and is headquartered in Kansas City, Missouri, is a low-price, passenger airline providing convenient, scheduled jet service. Vanguard serves the following cities: Atlanta, Chicago-Midway, Dallas/Ft. Worth, Denver, Des Moines, Ft. Meyers, Kansas City, Las Vegas, Los Angeles, Miami, Minneapolis/St. Paul, Orlando, San
Francisco, Tampa/St. Petersburg and Wichita. The Company currently employs 568 people and operates a fleet of eight aircraft, consisting of two Boeing 737-300s and six Boeing 737-200s.